Exhibit 99.1

Atlantic Coast Federal Names Jay S. Sidhu Executive Chairman

Former Chairman Charles E. Martin, Jr. Becomes Lead Independent Director

WAYCROSS, Ga.--(BUSINESS WIRE)--May 27, 2010--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced that it has named Jay Sidhu Executive Chairman, succeeding former Chairman Charles E. Martin, Jr. Martin remains a member of the Board and will now serve as Lead Independent Director. In his new role, Sidhu will be responsible for the overall business objectives and strategic direction of the Company. The Board also named Forrest W. Sweat, Jr., a director and a partner in the law firm of Walker & Sweat in Waycross, Georgia, as Vice-Chairman of the Board.

Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "Since joining our Board in March, Jay has energized our efforts to attract new capital and explore strategic opportunities. Considering his strong track record in banking and public company experience, which demonstrates his capabilities in these areas, we believe he is ideally suited to lead our company and Board as we work to lay a solid groundwork for future growth. At the same time, we are fortunate to have Eddy Martin take on the role of Lead Independent Director. As Lead Independent Director, he will contribute to our continued efforts to fulfill our corporate governance responsibilities to stockholders and will serve as principal liaison between the independent directors and the Chairman of the Board on sensitive issues."

Sidhu added a further comment: "Since joining the Board of Atlantic Coast Federal Corporation, it has become apparent to me that the Company has dealt swiftly and aggressively with its credit quality challenges and is positioned now to turn the corner to begin taking advantage of several business opportunities. First, however, it must strengthen its capital position, and that will be one of my first areas of focus."

Sidhu is currently Chairman and CEO of Customers 1st Bank, headquartered in Phoenixville, Pennsylvania, and also is Chairman and CEO of Sidhu Advisors, LLC, a financial services consulting company. Previously, Sidhu served as Chairman and CEO of Philadelphia-based Sovereign Bank, where he was employed from 1986 until 2006. Under his leadership, Sovereign Bank grew from a small thrift with less than $1 billion in assets to a nearly $90 billion institution, with a branch network of 800 locations serving customers from Maryland to New Hampshire.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

Atlantic Coast Bank, with approximately $914 million in assets as of March 31, 2010, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 12 locations, with a focus on the Jacksonville metropolitan area.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

This news release is not an offer to sell or the solicitation of an offer to buy the common stock, which is made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376